Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Minneapolis, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Reports Second Quarter Net Income Per Share from Continuing Operations of $1.39; Adjusted EPS of $0.68, up 11%

•	Reports second quarter sales of $910 million, up 1 percent versus the second quarter 2007

•	Delivers earnings per share from continuing operations (EPS) of $1.39 on a reported basis and adjusted* EPS of $0.68 up 11 percent

•	Delivers adjusted income from continuing operations of $68 million, up 12 percent

•	Announces transaction with GE to create residential water filtration business, settles Horizon legal case, and announces significant restructuring and other actions

•	Introduces third quarter guidance and updates full year guidance
*   Adjusted 2008 and 2007 EPS exclude the impact of gains/losses from acquisitions and divestitures, the settlement of the Horizon litigation and the negative impact associated with restructuring costs and other market related actions. Adjusted 2008 and 2007 Operating Income and Margins exclude the settlement of the Horizon litigation, the negative impact associated with restructuring costs and other market related actions in the respective period. All financial information and period-to-period references are on a continuing operations basis unless otherwise noted. Reconciliations to discontinued operations as well as GAAP and non-GAAP reconciliations are in the attached financial tables.
MINNEAPOLIS, Minn. — July 22, 2008 — Pentair, Inc. (NYSE: PNR) today announced second quarter 2008 net earnings per diluted share from continuing operations (EPS) of $1.39. This represents an increase of 228 percent as compared to the $0.61 of reported EPS from continuing operations in the second quarter last year. Current period results include a 86 cents per share gain from the transaction with GE Water & Process Technologies, a unit of General Electric Company (NYSE: GE), to combine residential water filtration businesses as well as a negative $0.14 per share impact from the Horizon settlement, and a $0.01 per share negative impact from restructuring charges. Adjusting for these items, second quarter 2008 EPS was $0.68, up 11 percent year over year.
Total company sales increased 1 percent to $910 million as compared with $899 million in the second quarter of 2007. The company delivered second quarter operating income of $95 million. On an adjusted basis, the company delivered operating income of $118 million versus $113 million in the year-ago quarter. Overall, adjusted operating margins for the second quarter expanded 50 basis points to 13.0 percent driven by a positive 360 basis point improvement from productivity, price, and product mix. The positive impact from these items more than offset a negative 310 basis point impact related to total inflation and foreign exchange.
Pentair generated free cash flow of $135 million for the quarter. Year-to-date, the company has generated $57 million of free cash flow. The company said it remains on track to achieve free cash flow greater than $235 million.
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“Overall, our businesses performed very well in the second quarter as we navigated through persistently soft residential markets and a weaker-than-expected residential pool market. Our business diversity, growing international market penetration, and aggressive cost-takeout measures continue to enable us to meet the commitments we laid out earlier in the year,” said Randall J. Hogan, chairman and chief executive officer.
Second Quarter Business Highlights
The Water Group delivered $605 million in sales, down 6 percent year over year. Organic sales were down 9 percent excluding foreign exchange, driven by continuing softness in the North American residential markets and aggressive inventory reductions in pool equipment distribution. Internationally, Water sales increased at a double-digit rate.
•	Global Flow Technologies sales were down 3 percent versus the year-ago quarter , as unfavorable comparisons associated with the $21 million municipal pump project for New Orleans in the second quarter 2007 were not overcome. Sales of pump equipment for global commercial, municipal and agricultural markets continue to outpace declines in North American residential markets.

•	Global Filtration sales grew 8 percent or 5 percent excluding the 2007 acquisition of Porous Media. Steady gains in industrial filtration, food service and desalination markets offset declines in the North American residential market.

•	Global Pool and Spa sales were down 22 percent. The prolonged decline in North American residential pool and spa markets, coupled with distributor inventory reductions, impacted sales.

•	International Water sales grew 14 percent in Europe, Middle East and Africa led by growth in the Middle East and Eastern Europe. Asia-Pacific sales grew 20 percent driven by strong double-digit growth in China and India.
The Water Group’s second quarter reported operating income totaled $58 million, down 65 percent as compared to $89 million in the same period last year. In the quarter, the company settled the Horizon litigation lawsuit, which resulted in a $20 million charge to operating income. The company also had $2 million in pre-tax restructuring charges associated with severance from headcount reductions and costs related to facility rationalizations. Adjusting for these items, adjusted operating income was $81 million, down 10 percent versus the $89 million a year-ago. Adjusted operating margins of 13.3 percent were down 60 basis points as benefits from productivity, price and product mix could not offset the negative impact from inflation and decreased volumes.
Technical Products delivered second quarter 2008 sales of $304 million, an increase of 18 percent versus the year-earlier period. Sales were up 14 percent excluding foreign exchange.
•	Global Electrical sales were up 14 percent, led by strong double-digit increases in its Thermal applications product line and continued strength in energy and natural resource related markets (e.g., Oil, Gas and Mining).

•	Global Electronic sales were up 24 percent. In Asia, electronic sales were up over 44 percent while sales in Europe were up 12 percent in local currencies. North American sales were up 12 percent.
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Technical Products’ second quarter operating income totaled $50 million, up 38 percent compared to $36 million in the same quarter last year. Reported operating margins were 16.3 percent. Adjusting for a modest restructuring charge, operating margins were 16.4 percent, up 230 basis points versus the second quarter 2007. In the quarter, the benefits from volume, productivity and price more than offset the negative impact from total inflation.
“We continue to perform well in our respective markets. In the second quarter, our Technical Products business maintained outstanding market and financial momentum. In our Water businesses, we continue to drive solid growth in our industrial, commercial and municipal Water markets globally to help compensate for severe declines in the North American residential market,” Hogan said.
“We believe our restructuring and other market-related actions better position the company for sustainable, positive performance as demonstrated by what we accomplished in the quarter and have announced this week. For example, the formation of the residential water filtration business with GE combines our leading technologies and distribution channels. We expect this combination will create a stronger business, enabling us to more effectively serve our customers. Additionally, the settlement of the Horizon legal case removes a long-standing uncertainty,” Hogan added.
Major Actions Underway
In July 2008, the company announced several significant actions that will affect reported and adjusted earnings guidance for the second half of 2008.
First, the company recently announced actions to rationalize three international and three United States Water segment factories. The production at these sites will shift to Mexico, China, and other United States facilities. Additionally, the company plans to embark on an operational restructuring plan associated with its Spa/Bath business. The company continues to evaluate other restructuring actions to improve overall cost structure. In aggregate, these major restructuring actions are expected to result in a charge of over 50 cents per share in the second half of 2008. The annualized savings associated with these actions is expected to be approximately 40 cents per share when fully realized.
Next, the company recently issued a tender offer to bondholders of the company’s 7.85 percent bonds due in October 2009. The company expects the outcome of the tender will result in a pre-tax charge of $3 to $5 million assuming a participation of 50 percent of the bondholders. The resulting quarterly benefit is expected to be a penny per share of reduced interest expense.
Outlook
The company introduced its third quarter reported 2008 EPS guidance range of $0.31 to $0.33. Adjusting for charges associated with restructuring and the bond tender offer, third quarter EPS is expected to be $0.51 to $0.53, a decrease of 2 to 6 percent versus the third quarter 2007. This third quarter range includes $0.06 of expenses associated mainly with integration, inventory step-up and intangibles amortization charges related to the GE transaction.
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The company updates its full year 2008 reported EPS guidance range to $2.44 to $2.49, up 15 to 17 percent versus reported full year 2007 EPS. Adjusting for non-recurring items associated with the GE transaction gain, Horizon settlement, restructuring actions and the bond tender, full year EPS is expected to be $2.28 to $2.33, up 9 to 11 percent versus adjusted full year 2007 EPS. The full year adjusted EPS guidance includes approximately $0.07 per share of expenses mainly associated with integration and step-up charges related to the residential filtration transaction.
“We expect our positive performance to continue in our non-residential and international Water and global Technical Products’ businesses. We are launching a number of actions to improve our cost structure and better position the company to control our own destiny. These actions introduce a new full year EPS guidance range of $2.28 to $2.33, which includes 7 cents of incremental expenses to restructure our Water businesses. Absent these incremental expenses, our business outlook would be higher than previous guidance,” Hogan said.
Earnings Conference Call
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the Company’s performance and third quarter and full year 2008 guidance on a two-way conference call with investors at 12:00 p.m. Eastern today. Reconciliation of non-GAAP financial measures are set forth in the attachments to this second quarter 2008 earnings release and in the second quarter 2008 earning release conference call presentation, both of which can be found at Pentair’s web site (www.pentair.com). Related financial charts and certain other information to be discussed on the conference call will be available on the company’s website shortly before the conference call. The web cast and presentation will be archived at the same site following the conclusion of the conference call.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth, including: the strength of housing and related markets; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2007 revenues of $3.30 billion, Pentair employs approximately 16,000 people worldwide.
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Pentair Contacts:
Todd Gleason	Rachael Jarosh
Vice President, Investor Relations	Vice President, Communications
Tel.: (763) 656-5570	Tel.: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
	June 28	June 30	June 28	June 30
In thousands, except per-share data	2008	2007	2008	2007

Net sales	$909,757	$899,299	$1,750,161	$1,692,144
Cost of goods sold	631,695	619,750	1,220,768	1,176,664

Gross profit	278,062	279,549	529,393	515,480
% of net sales	30.6%	31.1%	30.3%	30.5%

Selling, general and administrative	146,311	151,881	284,957	291,363
% of net sales	16.1%	16.9%	16.3%	17.2%

Research and development	16,314	14,808	32,180	29,758
% of net sales	1.8%	1.6%	1.8%	1.8%

Legal settlement	20,435	—	20,435	—
% of net sales	2.3%	—	1.2%	—

Operating income	95,002	112,860	191,821	194,359
% of net sales	10.4%	12.5%	11.0%	11.5%

Other (income) expense:

Gain on sale of interest in subsidiaries	(109,648)	—	(109,648)	—
Equity losses of unconsolidated subsidiary	847	36	1,764	993
Net interest expense	15,862	18,483	31,950	33,194
% of net sales	1.7%	2.1%	1.8%	2.0%

Income from continuing operations before income taxes	187,941	94,341	267,755	160,172
% of net sales	20.7%	10.5%	15.3%	9.5%

Provision for income taxes	49,206	33,348	76,376	56,550
Effective tax rate	26.2%	35.4%	28.5%	35.3%

Income from continuing operations	138,735	60,993	191,379	103,622

Income (loss) from discontinued operations, net of tax	—	1,008	(1,217)	509

Gain (loss) on disposal of discontinued operations, net of tax	—	64	(7,137)	207

Net income	$138,735	$62,065	$183,025	$104,338

Earnings (loss) per common share
Basic
Continuing operations	$1.41	$0.62	$1.95	$1.04
Discontinued operations	—	0.01	(0.09)	0.01

Basic earnings per common share	$1.41	$0.63	$1.86	$1.05

Diluted
Continuing operations	$1.39	$0.61	$1.92	$1.03
Discontinued operations	—	0.01	(0.08)	0.01

Diluted earnings per common share	$1.39	$0.62	$1.84	$1.04

Weighted average common shares outstanding
Basic	98,062	98,874	98,172	98,915
Diluted	99,509	100,371	99,462	100,294

Cash dividends declared per common share	$0.17	$0.15	$0.34	$0.30
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance sheets (Unaudited)

	June 28	December 31	June 30
In thousands	2008	2007	2007

Assets
Current assets
Cash and cash equivalents	$74,616	$70,795	$52,016
Accounts and notes receivable, net	558,928	466,675	523,941
Inventories	437,421	392,416	395,330
Deferred tax assets	51,961	50,511	51,621
Prepaid expenses and other current assets	46,213	35,908	41,605
Current assets of discontinued operations	—	21,716	31,750

Total current assets	1,169,139	1,038,021	1,096,263

Property, plant and equipment, net	379,471	365,990	352,853

Other assets
Goodwill	2,158,229	2,004,720	1,924,208
Intangibles, net	558,451	491,263	503,663
Other	78,732	82,237	77,821
Non-current assets of discontinued operations	—	18,383	18,436

Total other assets	2,795,412	2,596,603	2,524,128

Total assets	$4,344,022	$4,000,614	$3,973,244

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$217	$13,586	$10,202
Current maturities of long-term debt	4,442	5,075	4,516
Accounts payable	238,656	229,937	211,504
Employee compensation and benefits	98,816	111,475	95,960
Current pension and post-retirement benefits	8,557	8,557	7,918
Accrued product claims and warranties	47,528	49,382	48,867
Income taxes	18,115	12,919	20,322
Accrued rebates and sales incentives	36,687	36,663	42,075
Other current liabilities	130,431	90,377	93,948
Current liabilities of discontinued operations	—	2,935	9,616

Total current liabilities	583,449	560,906	544,928

Other liabilities
Long-term debt	1,024,160	1,041,925	1,173,184
Pension and other retirement compensation	171,923	161,042	218,420
Post-retirement medical and other benefits	35,095	37,147	46,806
Long-term income taxes payable	24,442	21,306	14,705
Deferred tax liabilities	189,214	167,633	110,412
Other non-current liabilities	95,544	97,086	87,949
Non-current liabilities of discontinued operations	—	2,698	2,546

Total liabilities	2,123,827	2,089,743	2,198,950

Minority interest	122,960	—	—

Shareholders’ equity	2,097,235	1,910,871	1,774,294

Total liabilities and shareholders’ equity	$4,344,022	$4,000,614	$3,973,244

Days sales in accounts receivable (13 month moving average)	56	53	55
Days inventory on hand (13 month moving average)	77	75	76
Days in accounts payable (13 month moving average)	57	54	55
Debt/total capital	32.9%	35.7%	40.1%
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
	June 28	June 30
In thousands	2008	2007

Operating activities
Net income	$183,025	$104,338
Adjustments to reconcile net income to net cash provided by (used for) operating activities
(Income) loss from discontinued operations	1,217	(509)
(Gain) loss on disposal of discontinued operations	7,137	(207)
Equity losses of unconsolidated subsidiary	1,764	993
Depreciation	30,795	30,043
Amortization	13,101	12,952
Deferred income taxes	21,037	(6,476)
Stock compensation	11,932	12,626
Excess tax benefits from stock-based compensation	(776)	(2,213)
Gain on sale of assets	(443)	—
Gain on sale of interest in subsidiaries	(109,648)	—
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(85,203)	(84,466)
Inventories	(20,300)	8,040
Prepaid expenses and other current assets	(7,852)	(3,465)
Accounts payable	11,044	10,308
Employee compensation and benefits	(18,482)	(4,915)
Accrued product claims and warranties	(2,298)	4,561
Income taxes	4,131	5,157
Other current liabilities	31,261	2,525
Pension and post-retirement benefits	3,320	7,730
Other assets and liabilities	4,986	2,554

Net cash provided by (used for) continuing operations	79,748	99,576
Net cash provided by (used for) operating activities of discontinued operations	(4,137)	(1,660)

Net cash provided by (used for) operating activities	75,611	97,916

Investing activities
Capital expenditures	(26,328)	(30,058)
Proceeds from sale of property and equipment	3,802	1,526
Acquisitions, net of cash acquired or received	6,237	(482,885)
Divestitures	29,959	—
Other	—	(779)

Net cash provided by (used for) investing activities	13,670	(512,196)

Financing activities
Net short-term borrowings (repayments)	(13,965)	(4,708)
Proceeds from long-term debt	279,405	1,121,402
Repayment of long-term debt	(297,740)	(673,341)
Debt issuance costs	(50)	(1,782)
Excess tax benefits from stock-based compensation	776	2,213
Proceeds from exercise of stock options	2,175	4,922
Repurchases of common stock	(21,721)	(9,280)
Dividends paid	(33,747)	(29,991)

Net cash provided by (used for) financing activities	(84,867)	409,435

Effect of exchange rate changes on cash and cash equivalents	(593)	2,041

Change in cash and cash equivalents	3,821	(2,804)
Cash and cash equivalents, beginning of period	70,795	54,820

Cash and cash equivalents, end of period	$74,616	$52,016

Free cash flow

Net cash provided by (used for) continuing operations	$79,748	$99,576
Capital expenditures	(26,328)	(30,058)
Proceeds from sale of property and equipment	3,802	1,526

Free cash flow	$57,222	$71,044

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Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment (Unaudited)

	First Qtr	Second Qtr	Six Months	First Qtr	Second Qtr	Six Months
In thousands	2008	2008	2008	2007	2007	2007

Net sales to external customers
Water Group	$554,944	$605,497	$1,160,441	$540,262	$642,149	$1,182,411
Technical Products Group	285,460	304,260	589,720	252,583	257,150	509,733

Consolidated	$840,404	$909,757	$1,750,161	$792,845	$899,299	$1,692,144

Intersegment sales
Water Group	$372	$139	$511	$214	$46	$260
Technical Products Group	1,138	1,034	2,172	896	1,689	2,585
Other	(1,510)	(1,173)	(2,683)	(1,110)	(1,735)	(2,845)

Consolidated	$—	$—	$—	$—	$—	$—

Operating income (loss)
Water Group	$64,419	$57,822	$122,241	$62,426	$89,195	$151,621
Technical Products Group	45,337	49,732	95,069	31,631	36,140	67,771
Other	(12,937)	(12,552)	(25,489)	(12,558)	(12,475)	(25,033)

Consolidated	$96,819	$95,002	$191,821	$81,499	$112,860	$194,359

Operating income as a percent of net sales
Water Group	11.6%	9.5%	10.5%	11.6%	13.9%	12.8%
Technical Products Group	15.9%	16.3%	16.1%	12.5%	14.1%	13.3%
Consolidated	11.5%	10.4%	11.0%	10.3%	12.5%	11.5%
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Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2008 to the “Adjusted” non-GAAP excluding the effect of 2008 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands, except per-share data	2008	2008	2008	2008	2008

Net sales	$840,404	$909,757	$845,000-$855,000	$880,000-$895,000	~ $3,500	M

Operating income — as reported	96,819	95,002	67,000-71,000	56,000-62,000	315M - 325	M
% of net sales	11.5%	10.4%	7.8% - 8.4%	6.3% -7.0%	9.0% - 9.3%
Adjustments	—	23,140	~25,000	~52,000	~100	M

Operating income — as adjusted	96,819	118,142	92,000 - 96,000	108,000-114,000	415M - 425	M
% of net sales	11.5%	13.0%	10.8% - 11.4%	12.1% - 13.0%	11.9% - 12.2%

Income from continuing operations — as reported	52,644	138,735	31,000-33,000	20,000-23,000	243M - 248	M
Adjustments — tax affected	—	(70,560)	~20,000	~35,000	~(16	M)

Income from continuing operations — as adjusted	52,644	68,175	51,000-53,000	55,000-58,000	227M - 232	M

Continuing earnings per common share — diluted
Diluted earnings per common share — as reported	$0.53	$1.39	$0.31 - $0.33	$0.20 - $0.23	$2.44 - $2.49
Adjustments	—	(0.71)	~0.20	~0.35	~(0.16)

Diluted earnings per common share — as adjusted	$0.53	$0.68	$0.51 - $0.53	$0.55 - $0.58	$2.28 - $2.33

Weighted average common shares outstanding — Diluted	99,558	99,509	~99,400	~99,200	~99,300
Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2007 to the “Adjusted” non-GAAP excluding the effect of 2007 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands, except per-share data	2007	2007	2007	2007	2007

Net sales	$792,845	$899,299	$821,214	$817,519	$3,330,877

Operating income — as reported	81,499	112,860	93,149	91,519	379,027
% of net sales	10.3%	12.5%	11.3%	11.2%	11.4%
Adjustments	—	—	9,192	5,970	15,162

Operating income — as adjusted	81,499	112,860	102,341	97,489	394,189
% of net sales	10.3%	12.5%	12.5%	11.9%	11.8%

Income from continuing operations — as reported	42,629	60,994	59,277	49,470	212,370
Adjustments — tax affected	—	—	6,246	3,881	10,127
Non-recurring tax items	(145)	(83)	(11,517)	(1,073)	(12,818)

Income from continuing operations — as adjusted	42,484	60,911	54,006	52,278	209,679

Continuing earnings per common share — diluted
Diluted earnings per common share — as reported	$0.42	$0.61	$0.59	$0.50	$2.12
Adjustments	—	—	(0.05)	0.03	(0.02)

Diluted earnings per common share — as adjusted	$0.42	$0.61	$0.54	$0.53	$2.10

Weighted average common shares outstanding — Diluted	100,271	100,371	100,365	99,859	100,205
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Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2008 to the “Adjusted” non-GAAP excluding the effect of 2008 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands	2008	2008	2008	2008	2008

Water
Net sales	$554,944	$605,497	$555,000 - $560,000	$585,000 - $595,000	~$2,300	M+

Operating income — as reported	64,419	57,822	36,000-38,000	26,000-30,000	184M - 190	M
% of net sales	11.6%	9.5%	6.4% - 6.8%	4.4% - 5.1%	8.0% - 8.3%
Adjustments	—	22,711	~23,000	~50,000	~96	M

Operating income — as adjusted	64,419	80,533	59,000 - 61,000	76,500-80,500	280M - 286	M
% of net sales	11.6%	13.3%	10.5% - 11.0%	12.8% - 13.7%	12.1% - 12.4%

Technical Products
Net sales	$285,460	$304,260	$290,000 - $295,000	$295,000 - $300,000	$1,175M - $1,185	M

Operating income — as reported	45,337	49,732	45,000-47,000	45,000-47,000	185M - 189	M
% of net sales	15.9%	16.3%	15.3% - 16.2%	15.0% - 15.9%	15.6% - 16.1%
Adjustments	—	429	~2,000	~2,000	~4	M

Operating income — as adjusted	45,337	50,161	47,000 - 49,000	47,000 - 49,000	189M - 193	M
% of net sales	15.9%	16.4%	15.9% - 16.9%	15.7% - 16.6%	16.0% - 16.5%
Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2007 to the “Adjusted” non-GAAP excluding the effect of 2007 adjustments (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands	2007	2007	2007	2007	2007

Water
Net sales	$540,262	$642,149	$545,513	$552,820	$2,280,744

Operating income — as reported	62,426	89,195	56,061	65,541	273,223
% of net sales	11.6%	13.9%	10.3%	11.9%	12.0%
Adjustments	—	—	9,843	3,897	13,740

Operating income — as adjusted	62,426	89,195	65,904	69,438	286,963
% of net sales	11.6%	13.9%	12.1%	12.6%	12.6%

Technical Products
Net sales	$252,583	$257,150	$275,701	$264,699	$1,050,133

Operating income — as reported	31,631	36,140	46,237	39,578	153,586
% of net sales	12.5%	14.1%	16.8%	15.0%	14.6%
Adjustments	—	—	(652)	2,073	1,421

Operating income — as adjusted	31,631	36,140	45,585	41,651	155,007
% of net sales	12.5%	14.1%	16.5%	15.7%	14.8%
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